EXHIBIT 99.1

HCRI EPS RISES 40% IN FIRST QUARTER

- Base Business EPS Up 55%

- Net Income $1.4 million vs. $1.1 million Last Year

Louisville, Kentucky, April 25, 2001 – Healthcare Recoveries, Inc. (NASDAQ: HCRI) today reported 1st quarter results. Earnings per diluted share for the quarter were $0.14 compared to $0.10 earnings per diluted share for the same quarter of 2000. Net income for the quarter increased 22% to $1.4 million, from $1.1 million in the comparable period of 2000. Revenues for the quarter were $16.3 million, a decrease from $16.6 million a year ago.

Substantially all of the revenue in the quarter was derived from the Company’s base business. Net income from the Company’s base business was $1.7 million compared to net income of $1.2 million from its base business in the 1st quarter of 2000. Earnings on the base business were $0.17 per diluted share, compared with base business earnings per diluted share of $0.11 in the comparable quarter of 2000. (The Company’s “base business” is its historical healthcare recovery products and services and, therefore, references to and comparisons involving the “base business” exclude the $90,000 of Special Committee expense in the 1st quarter of 2000 as well as pretax losses in the first quarter of 2001 from TransPaC Solutions of approximately $242,000 and from Troveris of approximately $303,000.)

Three factors were primarily responsible for earnings growth in the quarter:

•	Gross margin on the base business expanded to 53% from 49% in the same period of 2000 due to operating improvements instituted in 2000.

•	Base business support expenses decreased approximately 8% because of expense control measures undertaken in the previous year.

•	The Company acquired 1,467,765 shares of its own stock during 2000, most of it in the second half of the year.

Condensed Quarterly Statements of Income
(In thousands, except per share results)

	3 months ended
	March 31,

	2001	2000

Claims revenues	$16,255	$16,567

Cost of services	7,738	8,466

Gross profit	8,517	8,101

Support expenses	4,496	4,541

Special Committee expenses	0	90

Research and development	134	0

EBITDA	3,887	3,470

Depreciation & amortization	1,585	1,536

Interest income	350	239

Interest expense	303	242

Income before income taxes	2,349	1,931

Provision for income taxes	974	801

Net income	$1,375	$1,130

Basic weighted average shares	9,789	11,225

Diluted weighted average shares	9,889	11,236

Basic earnings per common share	$0.14	$0.10

Diluted earnings per common share	$0.14	$0.10

The following tables (which exclude the results of TransPaC Solutions and Troveris) present certain key operating indicators for the period.

Lives Sold and Installed
(In millions)

	3 months ended
	March 31,

	2001	2000

Cumulative Lives Sold, Beginning of Period	52.5	55.6

Lives from existing client loss, net	(2.8)	(1.7)

Lives added from contracts with existing clients	.4	.5

Lives added from contracts with new clients	.7	.3

Cumulative Lives Sold, End of Period	50.8	54.7

Lives Installed, End of Period	47.8	51.8

HCRI ended the quarter with 50.8 million lives sold, a net decrease of 1.7 million lives, or 3%, from the end of the 4th quarter of 2000. Compared to the end of the same quarter last year, lives sold decreased by 3.9 million, or 7%. These declines resulted primarily from the loss of lives associated with clients that were acquired by insurers that are not clients of the Company.

Installed lives decreased during the first quarter of 2001 from 48.7 million to 47.8 million because of the loss of lives mentioned above. Compared to the same quarter last year, lives installed decreased by 4.0 million, for the same reason.

Key Operating Indicators
(Dollars in millions)

	3 months ended
	March 31,

	2001	2000

Backlog (1)	$1,207.3	$1,150.0

Claims Recoveries	$60.5	$61.7

Throughput (2)	5.1%	5.5%

Effective Fee Rate	26.8%	26.7%

Direct Operation Employees	544	599

Support Staff Employees	137	155

Total Employees	681	754

(1)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing or auditing on behalf of clients at a given point in time.

(2)	Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.

Total backlog of $1,207.3 million at March 31, 2001 represents an increase of 2%, or $25.3 million, compared to total backlog of $1,182.0 million at December 31, 2000. Compared to the end of the same quarter last year, total backlog increased by 5% or $57.3 million. The decrease in throughput from the quarter ended March 31, 2000 is largely the effect of a 7% increase in the average backlog and a 2% decrease in total recoveries. However, compared to the quarter ended December 31, 2000, throughput increased modestly, primarily as a result of increased recoveries.

During the first quarter of 2001, the Company did not repurchase shares of its common stock under its stock repurchase program. Of the $10 million authorized by the Board for the stock repurchase program, approximately $3 million remains available.

This news release contains statements that constitute “Forward-looking Statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include current operating trends and HCRI’s future financial performance and operating results, as well as the assumptions on which such statements are based. The Company’s “base business” includes existing healthcare recovery products and services but excludes TransPaC Solutions, a recently launched property and casualty subrogation recovery division, and Troveris, a recently announced software development initiative, the expenses of which are presented as “Research and Development” in the Company’s income statement starting in the fourth quarter of 2000. Forward-looking statements in this news release also include the assumptions on which such estimates are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this news release include, but are not limited to: the Company’s lack of operating history in the property and casualty market, the ability of HCRI to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy, HCRI’s ability to manage growth, changes in laws and government regulations applicable to HCRI, and changes in the historical relationships among such key operating indicators as lives sold, lives installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of HCRI’s financial results; and all risks inherent in the development, introduction and implementation of a new product or service. Additional factors that could cause actual results to differ materially from those contemplated in this news release can be found in HCRI’s Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the year ended December 31, 2000.

HCRI is a leading provider of health insurance subrogation and related recovery services for private healthcare payors.

Investors can access a live video and audio presentation concerning this news release on Wednesday, April 25, 2001 at 10:00 a.m., Eastern time through HCRI’s website at www.hcrec.com/current.html. A copy of this release, the presentation concerning this release and other investor relations materials can be accessed through HCRI’s website at www.hcrec.com/invest.html.

HEALTHCARE RECOVERIES, INC.
CONDENSED BALANCE SHEETS

(In thousands, except per share information)

	March 31,	December 31,
	2001	2000

ASSETS

Current assets:

Cash and cash equivalents	$1,423	$1,297

Restricted cash	22,806	21,647

Accounts receivable, less allowance for doubtful accounts of $445 – March 31, 2001 and $434 – December 31, 2000	8,506	7,660

Other current assets	2,214	2,153

Total current assets	34,949	32,757

Property and equipment, at cost:

Buildings and land	4,001	4,001

Furniture and fixtures	3,237	3,230

Office equipment	1,997	1,992

Computer equipment	14,581	13,883

Leasehold improvements	1,323	1,308

	25,139	24,414

Accumulated depreciation and amortization	(14,720)	(13,781)

Property and equipment, net	10,419	10,633

Cost in excess of net assets acquired, net	28,738	29,143

Identifiable intangibles, net	4,794	4,934

Other assets	1,952	1,978

Total assets	$80,852	$79,445

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Trade accounts payable	$1,441	$1,231

Accrued expenses	8,577	9,906

Funds due clients	12,734	12,437

Income taxes payable	2,258	1,385

Total current liabilities	25,010	24,959

Other liabilities	2,271	2,324

Long-term borrowings	14,000	14,000

Total liabilities	41,281	41,283

Commitments and contingencies
Stockholders’ equity:
Preferred stock
$.001 par value, 2,000 shares authorized, no shares issued or outstanding	—	—
Common stock
$.001 par value, 20,000 shares authorized, 9,789 – March 31, 2001 and 9,771 – December 31, 2000 shares issued and outstanding	12	12

Capital in excess of par value	22,686	22,637

Other	(927)	(912)

Treasury stock at cost, 1,773 shares at March 31, 2001 and	(7,037)	(7,037)

December 31, 2000

Retained earnings	24,837	23,462

Total stockholders’ equity	39,571	38,162

Total liabilities and stockholders’ equity	$80,852	$79,445